Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Monroe Capital Corporation
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated statement of assets and liabilities of Monroe Capital Corporation and subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2025, the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”), and our report dated March 5, 2026 expressed an unqualified opinion on those consolidated financial statements. The consolidated financial statements of the Company as of December 31, 2024, and for each of the two years in the period then ended were audited by other auditors. Those auditors expressed an unqualified opinion on those consolidated financial statements in their reports dated February 28, 2025 and March 11, 2024. In our opinion, the information set forth in the senior securities table of the Company for the year ended December 31, 2025, appearing on page 87, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived. The financial information set forth in the senior securities table for the nine years ended December 31, 2024 was derived from consolidated financial statements audited by other auditors, and we do not express an opinion on that financial information.

/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2025.
Chicago, Illinois
March 5, 2026

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